Exhibit 99.1

News Release

Investor Relations: David Berger, +1 203 563 3194

Media Relations: Gary Holmes, +1 646 654 8975

THE NIELSEN COMPANY REPORTS FIRST QUARTER 2008 RESULTS

New York, USA and Haarlem, The Netherlands – May 14, 2008– The Nielsen Company B.V., a leading global information and media company, today announced its financial results for the quarter ended March 31, 2008.

Reported revenues for the three months ended March 31, 2008 were $1,214 million, an increase of 13% over the revenues of $1,072 million for the three months ended March 31, 2007. Excluding the impact of currency fluctuations*, revenues for the quarter increased 8%.

Reported operating income for the three months ended March 31, 2008 was $115 million compared to $56 million for the three months ended March 31, 2007. The quarterly results were negatively impacted by $7 million, and $27 million, respectively, for certain items such as restructuring costs and compensation agreements. Adjusting for these items, operating income, on a constant currency basis*, increased 41%.

Covenant earnings before interest, taxes, depreciation and amortization and other adjustments permitted under our senior secured credit facilities (“Covenant EBITDA”) was $1,345 million for the twelve month period ended March 31, 2008. Covenant EBITDA is a non – GAAP measure. Refer to page 4 for a reconciliation of loss from continuing operations for the twelve month period ended March 31, 2008 to Covenant EBITDA.

Finances

As of March 31, 2008, total debt was $8,527 million, and cash balances were $354 million. Capital expenditures were $69 million for the three months ended March 31, 2008, compared with $49 million for the three months period ended March 31, 2007.

Conference Call and Webcast

The Nielsen Company will hold an earnings conference call, hosted by The Nielsen Company’s Chairman and Chief Executive Officer David L. Calhoun, and Chief Financial Officer Brian J. West at 9:00 a.m. U.S. Eastern Daylight Time (EDT) on Wednesday, May 14, 2008. The call will be audio-webcast live at www.nielsen.com, and an archive will be available on the website after the call. In addition, a link to the company’s financial report has been posted at www.nielsen.com.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions in marketing information (ACNielsen), media information (Nielsen Media Research), online intelligence (NetRatings and BuzzMetrics), mobile measurement, trade shows and business publications (Billboard, The Hollywood Reporter, Adweek). The privately held company is active in more than 100 countries, with headquarters in Haarlem, the Netherlands, and New York, USA. For more information, please visit, www.nielsen.com.

NOTE: Additional detail regarding results (tables, etc.), can be found in the PDF download version of this release.

*	Constant currency growth rates eliminate the impact of year-over-year foreign currency fluctuations.

Results of Operations – Three Months Ended March 31, 2008 and 2007

The following table sets forth the amounts included in our Condensed Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007:

	Three Months Ended March 31 (Unaudited)
(IN MILLIONS)	2008	2007
Revenues	$1,214	$1,072

Costs of revenues, exclusive of depreciation and amortization shown separately below	552	500
Selling, general and administrative expenses exclusive of depreciation and amortization shown separately below	423	386
Depreciation and amortization	117	111
Restructuring costs	7	19

Operating income	115	56

Interest income	5	8
Interest expense	(162)	(156)
Gain on derivative instruments	30	9
Foreign currency exchange transaction losses, net	(93)	(4)
Equity in net (loss)/income of affiliates	(6)	2
Other expense, net	(2)	(2)

Loss from continuing operations before income taxes and minority interests	(113)	(87)
Benefit for income taxes	31	13
Minority interests	—	—

Loss from continuing operations	$(82)	$(74)

The following is a reconciliation of our loss from continuing operations, for the twelve month period ended March 31, 2008, to Covenant EBITDA as defined below per our senior secured credit facilities:

Covenant EBITDA (unaudited)
(IN MILLIONS)	Twelve Months Ended March 31, 2008
Loss from continuing operations	$(290)
Interest expense, net	627
Benefit for taxes	—
Depreciation and amortization	463

EBITDA	800
Non-cash charges	45
Unusual or non-recurring items	210
Restructuring charges and business optimization costs	136
Cost savings	125
Sponsor monitoring fees	11
Other	18

Covenant EBITDA	$1,345

Note: Covenant EBITDA is a non-GAAP measure used to determine our compliance with certain covenants contained in our senior secured credit facilities. Covenant EBITDA is defined in our senior secured credit facility as net income (loss) from continuing operations, as adjusted for the items summarized in the table above. Covenant EBITDA is not a presentation made in accordance with GAAP, and our use of the term Covenant EBITDA varies from others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Covenant EBITDA should not be considered as an alternative to net earnings (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Covenant EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Covenant EBITDA:

•	excludes income tax payments;

•	does not reflect any cash capital expenditure requirements;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	includes estimated cost savings and operating synergies;

•	does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

•	does not reflect management fees that are payable to the Sponsors;

•

does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facility may consider not to be indicative of our ongoing operations.

In particular, the definition of Covenant EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in determining net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent a reduction of cash that could be used for other corporate purposes.

Because of these limitations we rely primarily on our GAAP results. However, we believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.